EXHIBIT 10.3

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of June 8, 2007 by and between EMERGENT BIODEFENSE OPERATIONS LANSING INC. (formerly Bioport Corporation), a Michigan corporation, of Lansing, Michigan (“Borrower”), and FIFTH THIRD BANK, a Michigan banking corporation, of Grand Rapids, Michigan (“Lender”).

Borrower has requested Lender to extend to it a revolving line of credit of up to Fifteen Million Dollars ($15,000,000). Lender is willing to extend the line of credit on the terms and subject to the conditions set forth in this Agreement.

Lender and Borrower agree as follows:

SECTION 1. DEFINITIONS.

In this Agreement:

“Affiliate of a Person” means any Person that now or in the future controls, is controlled by, or is under common control with, the Person.

“Agreement” means this Loan Agreement, as amended, including the schedules attached to this Loan Agreement.

“Capitalized Lease Obligation” means any obligation of Borrower to pay future rentals under a lease that, in accordance with GAAP, is required to be shown as a liability on Borrower’s balance sheet.

“Collateral” means any properties or assets of Borrower in or upon which Lender at any time holds a security interest, mortgage or other lien to secure any Lender Indebtedness.

“Collateral Document” means each security agreement, mortgage, pledge agreement, assignment, guaranty and every other agreement and document that has been or in the future is, or is required to be, given by Borrower or any third party to secure any Lender Indebtedness.

“Contamination” or “Contaminated” means, when used with reference to any real or personal property, that a Hazardous Substance is present on or in the property in an amount or level that exceeds any legal limit specified in any Environmental Law. “Contamination” or “Contaminated” shall not include latent, unexposed asbestos in any building located on any of the real property unless and until exposure that exceeds the foregoing legal limit occurs due to renovation or otherwise.

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A Person “controls” another Person if the Person has, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person.

“Default” means an event, condition or circumstance that, with the lapse of time or giving of notice (absent any permitted cure), would be an Event of Default.

“EBI” means Emergent BioSolutions Inc., a Delaware corporation.

“Eligible Account” has the meaning specified in Schedule C.

“Environmental Law” means at any time any applicable federal, state, local or foreign law (including common law), ordinance, rule, regulation, permit, order or other requirement that then (1) regulates the quality of air, water, soil or other environmental media, (2) regulates the generation, management, transportation, treatment, storage, recycling or disposal of any waste, (3) protects public health, occupational safety and health, natural resources or the environment or (4) establishes liability for the investigation, removal or remediation of, or harm caused by, Contamination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as now and in the future amended, together with all regulations issued under it.

“Event of Default” has the meaning specified in Section 9 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“Government Contracts” has the meaning specified on Schedule D.

“Hazardous Substance” means at any time any substance or waste that is then regulated by or subject to any Environmental Law.

“Indebtedness” means indebtedness for borrowed money, indebtedness representing the deferred purchase price of property (excluding indebtedness under normal trade credit for property or services purchased in the normal course of operations), any obligation under a note payable or draft accepted representing an extension of credit, indebtedness (whether or not assumed) secured by a mortgage, security interest or other lien on property, and any Capitalized Lease Obligation.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 25, 2006, by and between HSBC Credit Realty Corporation (USA) and Lender, and acknowledged and consented to by Borrower and Emergent BioSolutions Inc.

“Lender Indebtedness” means any indebtedness, obligation or liability, of whatever type or nature, that Borrower now or in the future owes to Lender, including, without

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limitation, all indebtedness and obligations under this Agreement and all Rate Management Obligations.

“Liabilities” means all liabilities that GAAP requires to be classified as liabilities on a balance sheet of Borrower.

“Loan” means any loan that Lender makes to Borrower under this Agreement.

“Loan Document” means this Agreement, each Revolving Credit Note and other promissory note that Borrower has given or in the future gives to Lender, each renewal, extension, and replacement of the note, each Collateral Document, each Rate Management Agreement and every other agreement, instrument and document that has been or in the future is signed or delivered in connection with this Agreement or in connection with any Lender Indebtedness.

“Material Adverse Effect” means any material adverse effect upon (1) the validity, performance or enforceability of any Loan Document, (2) any Government Contract, (3) the business operations of Borrower, (4) the ability of Borrower or any guarantor of any Lender Indebtedness to fulfill any obligation under any Loan Document or (5) the ability of Lender to take possession of, collect or otherwise realize upon any Collateral or other security for the Lender Indebtedness.

“Maturity” of an indebtedness or obligation means the time when that indebtedness or obligation has become due and payable, for whatever reason.

“Note” means the Revolving Credit Note, the Term Note and any other promissory note that Borrower has signed or in the future signs and that now or in the future evidences any Lender Indebtedness, including any renewals, extensions or modifications.

“Permitted Lien” means (1) a security interest, mortgage or other lien in favor of Lender (2) an existing security interest or lien described on Schedule A attached to this Agreement (3) a lien for taxes that are not delinquent or, in a jurisdiction where payment of taxes is abated during the period of any contest, being contested in good faith by appropriate proceedings, if adequate reserves for it have been set aside on its books (4) an inchoate material men’s, mechanics’, workmen’s, repairmen’s or other like lien arising in the ordinary course of business, if the obligation secured is not delinquent or is being contested in good faith by appropriate proceedings, if adequate reserves for it have been set aside upon Borrower’s books in accordance with GAAP and if the lien does not jeopardize any Collateral and does not have a Material Adverse Effect, and (5) the HSBC Liens (as defined in the Intercreditor Agreement).

“Person” means an individual and a corporation, partnership, limited liability company, trust, association and any other entity.

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“Plan” means an “employee pension benefit plan” with respect to which Borrower or any Affiliate is an “employer” or “party in interest,” as ERISA defines those terms.

“Rate Management Agreement” means any agreement, device or arrangement that provides for payments that are related to fluctuations of interest rates, exchange rates, forward rates or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement, between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties that confirm transactions under any such agreement, device or agreement, all whether now existing or arising in the future, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligation” means any obligation of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and whether the obligation now exists or is created or arises or is acquired or evidenced in the future and however it has been or is created, evidenced or acquired and however it has arisen or arises in the future, under or in connection with (1) any Rate Management Agreement or (2) any cancellation, buy-back, reversal, termination or assignment of any Rate Management Agreement, including any renewal, extension, modification or substitution of any such obligation.

“Revolving Credit Commitment” means at any given time an amount equal to the lesser of (1) $15,000,000 or (2) 75 percent of Borrower’s Eligible Accounts at that time.

“Revolving Credit Loans” has the meaning specified in Section 3.1 of this Agreement.

“Revolving Credit Note” has the meaning specified in Section 3.3 of this Agreement.

“Schedule” means a schedule attached to this Agreement.

“Subsidiary” of a Person means a corporation, limited liability company, limited partnership or other business entity that the Person controls.

“Term Loan” has the meaning specified in Section 4.1 of this Agreement.

“Term Loan Note” has the meaning specified in Section 4.2 of this Agreement.

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SECTION 2. WARRANTIES AND REPRESENTATIONS.

Borrower represents and warrants to Lender, and agrees, as follows:

2.1         Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. Borrower is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction in which the failure to be so qualified or authorized to do business could have a Material Adverse Effect.

2.2         Borrower has all requisite corporate power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as it now conducts it and as it contemplates that it will conduct it in the future. Borrower is in compliance with all laws, rules and regulations that apply to Borrower, its operations or its properties, non-compliance with which could reasonably be expected to have a Material Adverse Effect.

2.3         The balance sheets of Borrower as of December 31, 2004, December 31, 2005, and December 31, 2006 and the related statements of income, of retained earnings and of changes in financial position for the periods then ended, copies of all of which have been delivered to Lender, have been prepared in accordance with GAAP and present fairly the financial position of Borrower as of those dates and the results of its operations for those periods. Since the date of the most recent of those financial statements, there has not been any change in Borrower’s financial condition or operations that could have a Material Adverse Effect and that Borrower has not disclosed to Lender in writing.

2.4         Neither this Agreement nor any financial statement that Section 2.3 above refers to nor any other written statement that Borrower has furnished to Lender in connection with the negotiation of any Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement, the financial statement or other written statement not misleading. There is not any fact that Borrower has not disclosed to Lender in writing that has, or, to the best of the knowledge of the officers and directors of Borrower, in the future could have, a Material Adverse Effect.

2.5         Except as disclosed to Lender in writing, there is not any proceeding pending, or to the knowledge of the officers and directors of Borrower threatened, before any court, governmental authority or arbitration board or tribunal, against Borrower, that, if determined adversely to Borrower, could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order, judgment or decree of any court, governmental authority or arbitration board or tribunal.

2.6         Borrower has good and marketable title to all of the assets that it purports to own, including the assets that the financial statements referred to in Section 2.3 of this

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Agreement describe, free and clear from all liens, encumbrances, security interests, claims, charges and restrictions, except Permitted Liens.

2.7         Borrower owns or controls all of the patents, trademarks, service marks, trade names, copyrights, licenses and rights that are necessary for the conduct of its business, without any conflict with the right of any other Person.

2.8         Borrower has full power and authority to sign, deliver and perform the Loan Documents; the signing, delivery and performance of the Loan Documents that Borrower has given or is required to give to Lender (1) have been duly authorized by appropriate action of Borrower, (2) will not violate the provisions of Borrower’s articles of incorporation or bylaws or other governing agreement or document or of any law, rule, judgment, order, agreement or instrument to which Borrower is a party or by which it is bound and (3) do not require any approval or consent of any public authority or other third party; and the parties to the Loan Documents have properly signed and delivered them, and the Loan Documents are the valid and binding obligations of the parties to them and are enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

2.9         Borrower has filed each tax return that it is required to file (after taking account of any properly filed, valid and effective extension) in any jurisdiction, and Borrower has paid each tax, assessment, fee and other governmental charge upon it or upon its assets, income or franchises before the time when its nonpayment could give rise to a lien or could have a Material Adverse Effect. Borrower does not know of any proposed additional tax assessment against it.

2.10       Borrower does not intend to carry or purchase any “margin security” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Chapter II.

2.11       No Plan has been terminated since the effective date of ERISA. No Plan is a “multi-employer plan” within the meaning of Section 3(37)(A) of ERISA. An “accumulated deficiency” (within the meaning of Section 412 of the Internal Revenue Code, as amended) or a “reportable event” (as defined in Title IV of ERISA) has not occurred with respect to any Plan. Neither Borrower nor any Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) or otherwise under ERISA. The PBGC has not started or threatened to start a proceeding against Borrower or any Affiliate under ERISA.

2.12       Borrower is not, and no person, firm or corporation that has “control” of Borrower is, an “executive officer,” “director” or “person who directly or indirectly, or in concert with one or more persons owns, controls or has the power to vote more than 10 percent of any class of voting securities” (within the meaning of 12 U.S.C. § 375(b) and

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regulations issued under that section), of Lender, Fifth Third Bancorp (“Bancorp”) or any subsidiary of Bancorp.

2.13       All of Borrower’s real and personal property, and all operations and activities on it, are in compliance with all Environmental Laws, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect; and none of Borrower’s real or personal property is or will be (1) Contaminated or the site of the disposal or release of any Hazardous Substance (2) the source of any Contamination of any adjacent property or of any groundwater or surface water or (3) the source of any air emissions in excess of any legal limit or standard that is now or in the future in effect, to the extent that any of the foregoing could reasonably be expected to have a Material Adverse Effect.

2.14       Borrower has furnished to Lender a complete and correct copy of each Government Contract, including all amendments.

2.15       Borrower is not a party to a contract with an agency of the United States government other than the Government Contracts.

SECTION 3. REVOLVING LINE OF CREDIT.

3.1         Subject to satisfaction of the conditions precedent set forth in Section 10 of this Agreement, and as long as there shall not have occurred any Default or Event of Default, Lender shall extend to Borrower from time to time loans (“Revolving Credit Loans”) in amounts that shall not at any time in the aggregate exceed the Revolving Credit Commitment.

3.2         If the aggregate principal amount of the Revolving Credit Loans outstanding at any time exceeds the Revolving Credit Commitment, then Borrower shall immediately repay the amount of the Loans that is required to eliminate the excess.

3.3         All Revolving Credit Loans shall be evidenced by and payable with interest in accordance with the terms of the promissory note in the form of Schedule B (“Revolving Credit Note”), which Borrower shall sign and deliver to Lender.

3.4         Each Revolving Credit Loan that meets the requirements of this Section 3 and the other provisions of this Agreement shall be made upon Borrower’s request.

3.5         Borrower shall have the right to prepay all Revolving Credit Loans, in whole or in part, at any time without penalty. Borrower may reborrow amounts that it prepays, subject to the other provisions of this Agreement.

3.6         Unless it is sooner terminated under Section 9 of this Agreement or Lender extends it in writing, Lender’s obligation to make or to renew Revolving Credit Loans shall

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expire on May 15, 2008. If Lender extends it, then Lender’s obligation to make or to renew Revolving Credit Loans shall expire on the date stated in the extension. If Lender’s obligation to make or to renew Revolving Credit Loans expires, then the aggregate unpaid principal balance of all outstanding Revolving Credit Loans, together with all interest accrued on them, shall be payable in full on the expiration date.

SECTION 4. TERM LOAN.

4.1        On August 10, 2004, Lender made a term loan to Borrower in the principal amount of $2,400,000 (“Term Loan”).

4.2         The Term Loan is evidenced by and payable in accordance with a Term Note dated August 10, 2004, payable to Lender, that Borrower executed and delivered to Lender (“Term Loan Note”).

4.3         Nothing in this Agreement amends or modifies the Term Loan or the Term Loan Note.

SECTION 5. SECURITY.

To secure payment and performance of all Lender Indebtedness:

5.1         Borrower shall sign and deliver to Lender security agreements, in form and substance satisfactory to Lender, granting to Lender a valid first security interest in Borrower’s assets and properties described in Schedule D.

5.2         Borrower shall sign and deliver to Lender all financing statements, assignments and other documents, agreements and instruments, in connection with the perfection or priority of Lender’s security interest in the Collateral, and shall take all further actions, that Lender reasonably requests in connection with the perfection or priority of that security interest.

SECTION 6. AFFIRMATIVE COVENANTS.

From the date of this Agreement and until all Lender Indebtedness is fully paid and Lender does not have any obligation to extend loans or other credit facilities to Borrower, Borrower shall:

6.1         Furnish to Lender, within 120 days after the end of each of Borrower’s fiscal years, beginning with its fiscal year ended December 31, 2006 an audited, consolidated financial report for EBI, prepared in accordance with GAAP by independent certified public

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accountants that are satisfactory to Lender, containing (1) EBI’s consolidated balance sheet as of the end of that year, its related consolidated profit and loss statement for that year and its statement of cash flows for that year, (2) any management letters that those certified public accountants prepare, (3) all comments and financial details that are customarily included in reports of that type and (4) the unqualified opinion of the certified public accountants as to the fairness of the statements contained in the report.

6.2         Furnish to Lender within 45 days after the end of each fiscal quarter (other than the last quarter of Borrower’s fiscal year), beginning with the quarter ending June 30, 2007, a financial report, the accuracy of which is certified to by the President or the chief financial officer of Borrower, prepared in accordance with GAAP, containing Borrower’s balance sheet as of the end of the quarter and its income statement showing the results of its operations for the portion of its fiscal year then elapsed.

6.3         Within two Business Days after Borrower issues an invoice to a government agency pursuant to a contract with that agency, transmit to Lender, by telecopy or by electronic mail, a copy of the invoice.

6.4         (1) Promptly inform Lender of any occurrence that is a Default or an Event of Default and of any other occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect; (2) grant to Lender or its representatives the right to examine its books and records at any reasonable time or times; (3) maintain complete and accurate books and records of its transactions in accordance with good accounting practices; and (4) furnish to Lender any information that it reasonably requests concerning Borrower’s financial affairs within 10 days after Lender makes the request.

6.5         (1) Maintain insurance, including, but not limited to, fire and extended coverage insurance, workers’ compensation insurance and commercial and general liability insurance with responsible insurance companies on its properties and against the risks and in the amounts and in the manner consistent with Borrower’s current practice and (2) furnish to Lender upon its request the details with respect to that insurance and satisfactory evidence of that insurance coverage. Each insurance policy that this Section requires shall be written or endorsed in a manner that makes losses, if any, payable to Borrower and Lender as their respective interests appear and shall include, where appropriate, a lender’s loss payable endorsement in favor of Lender, to the extent its interest appears, in form and substance reasonably satisfactory to Lender.

6.6         Pay and discharge, as often as they are due and payable, all taxes and assessments of whatever nature that are levied or assessed against it or any of its properties, unless and to the extent only that (1) in a jurisdiction where payment of taxes and assessments is abated during the period of any contest, those taxes or assessments are being contested in good faith by appropriate proceedings and (2) Borrower shall have set aside on its books adequate reserves with respect to those taxes and assessments.

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6.7         Maintain its existence as a corporation in good standing in the State of Michigan and its qualification in good standing in every other jurisdiction in which the failure to be qualified or authorized to do business could have a Material Adverse Effect; continue to conduct and operate its business substantially as it presently conducts and operates it; and comply with all governmental laws, rules, regulations and orders that apply to it, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.8         Act prudently and in accordance with customary industry standards in managing and operating its assets, properties, business and investments and keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties that are necessary to the conduct of its business.

6.9	Maintain its principal commercial deposit accounts with Lender.

6.10       (1) Comply in all material respects with the applicable requirements of ERISA and the Internal Revenue Code with respect to each Plan, including, without limitation, all provisions regarding minimum funding requirements and requirements as to plan termination insurance; (2) within 30 days after it is filed, furnish to Lender a copy of each annual report and annual return, with all schedules and attachments, that ERISA requires Borrower to file with the Department of Labor or the Internal Revenue Service pursuant to ERISA in connection with each Plan for each Plan year; (3) notify Lender immediately of any fact or circumstance, including, but not limited to, any “reportable event” (as defined in Title IV of ERISA), that might be grounds for termination of a Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, together with a statement, if Lender requests it, as to the reason the fact or circumstance has occurred and the action, if any, that Borrower proposes to take to avoid termination of the Plan; and furnish to Lender, upon its request, any additional information concerning any Plan that Lender reasonably requests.

6.11       Notify Lender in writing within 10 days after Borrower receives any notice of the beginning of (1) any proceeding or investigation by a federal or state environmental agency against Borrower regarding Borrower’s compliance with Environmental Laws or (2) any other judicial or administrative proceeding or litigation by or against Borrower.

SECTION 7. NEGATIVE COVENANTS.

From the date of this Agreement and until all Lender Indebtedness is fully paid and Lender does not have any obligation to extend loans or other credit facilities to Borrower, Borrower shall not, without the prior written consent of Lender:

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7.1         Create or permit to exist any lien, security interest, mortgage, pledge, attachment, garnishment, execution or other legal process or encumbrance on any of the Collateral, other than Permitted Liens.

7.2	Sell, lease or otherwise dispose of any Collateral.

7.3         Make loans or advances to any Person, except loans and advances to wholly-owned Subsidiaries of Borrower and wholly-owned Subsidiaries of EBI.

7.4         Guarantee, endorse, assume or otherwise incur or suffer to exist any contingent liability in respect of any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except for the guaranty of Lender Indebtedness.

7.5         Enter into any merger, consolidation, reorganization or recapitalization, or purchase or otherwise acquire all, or substantially all, of the assets, obligations or capital stock of or any other interest in any Person if either (1) a Default or an Event of Default shall have occurred and is then continuing or (2) the merger, consolidation, reorganization, recapitalization, purchase or acquisition would result in or cause a Default or an Event of Default.

7.6         Subordinate any indebtedness that any Person owes to Borrower to indebtedness that that Person owes to any other Person.

7.7         Engage in any transaction with any Affiliate, other than EBI, a wholly-owned Subsidiary of Borrower or a wholly-owned Subsidiary of EBI, on terms that are less favorable to Borrower than Borrower could obtain at the time in a comparable transaction in an arm’s-length dealing with a person other than an Affiliate.

7.8         Engage, directly or indirectly, in any line of business other than a line of business in which Borrower is presently engaged or a line of business related to it.

7.9         Issue, incur, assume or permit to remain outstanding any Indebtedness that is not Subordinated Indebtedness, other than (1) Lender Indebtedness, (2) the HSBC Indebtedness (as defined in the Intercreditor Agreement) and (3) other Indebtedness that does not exceed $500,000 in the aggregate at any time outstanding.

7.10       Become a contributing employer with respect to a multiemployer employee benefit plan within the meaning of Section 3(37)(A) of ERISA (29 U.S.C. 1002), as amended by Section 302 of the Multi-Employer Pension Plan Amendments Act of 1980; or establish for any of its employees any employee benefit plan that has, or may in the future incur, any unfunded past service liability.

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7.11       Change its name, fiscal year or method of accounting, except as GAAP requires, and except that Borrower may change its name if Borrower gives Lender 60 days’ prior written notice of the name change and takes any action that Lender considers necessary to continue the perfection of the security interests and liens that the Collateral Documents grant to Lender.

7.12       Enter into any amendment to or modification of, or terminate all or any part of, any Government Contract without Lender’s prior written consent, to the extent that the amendment, modification or termination would have the effect of amending, modifying or terminating all or part of an Eligible Account.

SECTION 8. APPLICATION OF PROCEEDS.

Borrower shall use the proceeds of the Revolving Credit Loans for working capital and other purposes.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

9.1	Each of the following is an “Event of Default” under this Agreement:

A.           If Borrower defaults in the payment of the principal or interest of any Loan or if Borrower defaults in the payment of principal or interest of any other Lender Indebtedness, when and as it is due and payable, whether by acceleration or otherwise, and if the default is not cured within ten days.

B.           If Borrower fails to perform any of its other obligations under, or to comply with any of the terms, conditions and covenants that are contained in, this Agreement or any other Loan Document or other agreement, document or instrument that Borrower or any third party has given or in the future gives to Lender to secure any Lender Indebtedness and if the failure continues for twenty days after Lender gives Borrower 20 days notice of it or if there occurs any other event of default as defined in any Loan Document or in any such other agreement, instrument or document.

C.           If Borrower defaults in the payment of any other Indebtedness and does not cure the default within sixty (60) days, if the default results in a right of the holder of the Indebtedness to accelerate the maturity of such Indebtedness in an amount in excess of $250,000.

D.           If any warranty or representation that Borrower makes in this Agreement or any statement, warranty or representation that Borrower or any

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third party has made or in the future makes in any other Loan Document, certificate, report or other document, instrument or agreement that is delivered under this Agreement or in connection with any Lender Indebtedness is false or inaccurate in any material respect when made.

E.           If any guaranty that now or in the future secures payment of all or any part of the Lender Indebtedness is, other than by its terms, terminated or limited for any reason without the written consent of Lender.

F.            If Borrower fails in any material respect to perform any of its obligations under any Government Contract or if a Government Contract is terminated for any reason other than by expiration in accordance with its terms.

G.           If, as a result of any order, judgment or other action of the federal Food and Drug Administration, a court or any other governmental agency or entity, Borrower is required to stop selling all or any of the anthrax vaccine that it has agreed to sell under a Government Contract.

H.           If Borrower (1) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) is generally unable to pay its debts as they become due, (3) makes a general assignment for the benefit of its creditors, (4) starts a voluntary case under the federal Bankruptcy Code (as now or in the future in effect), (5) files a petition that seeks to take advantage of any other law that provides for the relief of debtors, (6) fails to controvert in a timely or appropriate manner, or acquiesces in writing to, any petition that is filed against Borrower in any involuntary case under the Bankruptcy Code or (7) takes any action for the purpose of effecting any of the foregoing.

I.             If a proceeding or case is started in any court of competent jurisdiction and is not dismissed within 60 days, seeking (1) the liquidation, reorganization, dissolution, winding up or composition or readjustment of Borrower or its assets or the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or of all or any substantial part of the assets of Borrower or (2) similar relief in respect of Borrower under any law that provides for the relief of debtors; or if an order for relief against Borrower is entered in an involuntary case under the Bankruptcy Code.

9.2         If an Event of Default that is described in subsections 9.1A through 9.1G above occurs, then, at the option of Lender, Lender’s obligation to make or renew Revolving Credit Loans shall terminate, and all or any part of the unpaid principal balance of and accrued interest on all Lender Indebtedness shall become immediately due and payable, without presentment, demand or notice of any kind, all of which Borrower waives.

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9.3         If an Event of Default that is described in subsection 9.1H or 9.1I above occurs, then Lender’s obligation to make or renew Revolving Credit Loans shall immediately terminate, and the entire unpaid principal balance of and accrued interest on all outstanding Lender Indebtedness shall automatically become due and payable without presentment, demand or notice of any kind, all of which Borrower waives.

SECTION 10. CONDITIONS PRECEDENT.

The obligation of Lender to make the initial Revolving Credit Loan is subject to the following conditions precedent:

10.1       Lender shall have received copies of resolutions of the Board of Directors of Borrower, certified by the Secretary of Borrower as being in full force and effect on the date of making the loans, authorizing Borrower’s signing, delivery and performance of this Agreement and all other Loan Documents.

10.2       Lender shall have received all reports, certificates and opinions of attorneys and accountants that Lender shall have reasonably requested in connection with the Loan Documents, and all legal matters incident to them shall be satisfactory to Lender’s attorneys.

10.3       Lender shall have received a copy of Borrower’s bylaws, including all amendments to them, certified by the Secretary of Borrower as being in full force and effect on the date of making the Loans.

10.4       Lender shall have received copies of the articles of incorporation of Borrower, including all amendments to them, certified by the Michigan Department of Labor and Economic Growth not more than 30 days before the initial extension of loans under this Agreement.

10.5       Lender shall have received a good standing certificate with respect to Borrower from the Michigan Department of Labor and Economic Growth dated not more than 30 days before the initial extension of loans under this Agreement.

10.6       Borrower and all necessary third parties shall have signed and delivered to Lender all Loan Documents.

10.7 Borrower shall have delivered to Lender evidence satisfactory to Lender that Borrower has obtained the insurance policies that this Agreement and any Collateral Documents requires.

10.8       There shall not have occurred and be continuing any Default or Event of Default.

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SECTION 11. MISCELLANEOUS.

11.1       Borrower shall pay, or reimburse Lender for, all out-of-pocket expenses that Lender incurs (including, but not limited to, recording and filing fees and taxes, search fees, title insurance premiums and fees and expenses of legal counsel, other professional advisers, consultants and experts) in connection with (1) the negotiation, preparation and signing of the Loan Documents, any amendments to, or waivers of any provisions of, the Loan Documents and any refinancing or restructuring of any Lender Indebtedness, (2) the administration of this Agreement and the other Loan Documents, including, without limitation, making filings and recordings in public offices to perfect or give notice of liens in favor of Lender, obtaining policies of title insurance, title searches, financing statement searches, tax lien searches, appraisals and environmental inspections, audits and assessments, (3) obtaining advice of counsel or other professional advisers, consultants and experts regarding any aspect of the Loan Documents or any Lender Indebtedness, (4) the enforcement of any of the provisions of the Loan Documents, (5) the collection of any Lender Indebtedness and (6) the foreclosure of any security interests, mortgages, or other liens that at any time secure any Lender Indebtedness.

11.2       Upon signing of this Agreement, Borrower shall pay to Lender a nonrefundable loan processing fee in the amount of $1,000.

11.3       Borrower acknowledges that Lender has and shall have the right to set off any indebtedness that Lender from time to time owes to Borrower, including, without limitation, any indebtedness that is represented by any deposit account that Borrower maintains with Lender, against any indebtedness that is at any time due and payable by Borrower to Lender.

11.4       Each right and remedy that this Agreement or any other Loan Document grants to Lender or that the law allows to Lender shall be cumulative, and Lender may exercise it from time to time. Lender’s failure to exercise, and Lender’s delay in exercising, any right or remedy shall not be a waiver of that right or remedy or a waiver of any other right or remedy. This Agreement is the complete agreement between Lender and Borrower concerning the subject matter of this Agreement and supersedes any prior promises, commitments and agreements. This Agreement may not be amended and a provision of it may not be waived except by a writing that Lender signs.

11.5       The relationship between Borrower and Lender under this Agreement and the other Loan Documents is solely that of debtor and creditor. Lender does not have any fiduciary responsibilities to Borrower. Lender does not and shall not have any responsibility to review, or to inform Borrower of any matter in connection with, any aspect of Borrower’s business, operations or properties. Borrower shall rely entirely upon its own judgment with respect to its business and properties. Any review, appraisal, audit, survey, inspection, report or other information that Lender obtains, whether or not Borrower pays for it or Lender furnishes it to Borrower (“Lender Information”), is solely for the benefit of Lender. Neither Borrower nor any third party is entitled to rely on any Lender Information. Lender

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does not have any duty to Borrower with respect to any Lender Information, including, without limitation, any duty to assure that any review, audit, survey, inspection or appraisal is performed properly or any duty to disclose to Borrower any facts, information, opinions, conclusions or statements that any review, audit, survey, inspection, appraisal or other Lender Information contain.

11.6       Borrower authorizes Lender to furnish to any Affiliate of Lender and to any prospective transferee of, or participant in, any Loan or Loans any or all information about Borrower, including, without limitation, financial statements and information regarding the operations, assets and properties, finances, strategies, plans, activities, transactions, owners, directors, officers, employees and customers of Borrower and its Affiliates, if the recipient of the information is bound by an obligation of confidentiality.

11.7       The Amended and Restated Loan Agreement and the Amended and Restated Security Agreement, each dated as of July 29, 2005, and each entered into by and between Borrower and Lender are terminated.

11.8       This Agreement and the rights and obligations of the parties under it shall be governed by and interpreted in accordance with the laws of the State of Michigan.

11.9       Any notice or other communication that this Agreement requires or permits shall be in writing and shall be served either personally or by certified United States mail with postage fully prepaid, or by a nationally-recognized, overnight courier service, addressed to Borrower as:

EMERGENT BIODEFENSE OPERATIONS LANSING, INC.

3500 Martin Luther King Jr. Boulevard

Lansing, Michigan 48906

Attention: Robert Kramer, President

With a copy to:

Denise Esposito, General Counsel

Suite 400

2273 Research Blvd.

Rockville, Maryland 20850

and to Lender as:

FIFTH THIRD BANK

111 Lyon Street, N.W.

Grand Rapids, Michigan 49503

Attention: Corporate Lending Department

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or to any other place that either party designates by written notice to the other party.

11.10    This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns. No Person is a third party beneficiary of this Agreement.

11.11    Lender provides the following notice to Borrower as required by Section 326 of the USA Patriot Act of 2001 (31 USC Section 5318):

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. This means that when Borrower opens an account, Lender will ask for Borrower’s name, address and other information that will allow Lender to identify Borrower. Lender may also ask to see Borrower’s organizational documents or other identifying documents.

[Remainder of this page intentionally left blank.]

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LENDER AND BORROWER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, INCLUDING ANY CLAIM, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM (“CLAIM”), THAT IS BASED UPON, ARISES OUT OF OR RELATES TO THIS LOAN AGREEMENT OR THE LENDER INDEBTEDNESS, INCLUDING, WITHOUT LIMITATION, ANY CLAIM THAT IS BASED UPON, ARISES OUT OF OR RELATES TO ANY ACTION OR INACTION OF LENDER IN CONNECTION WITH ANY ACCELERATION OF THE INDEBTEDNESS OR ANY ENFORCEMENT OF ANY SECURITY THAT LENDER AT ANY TIME HOLDS FOR ANY LENDER INDEBTEDNESS.

Borrower and Lender have signed this Agreement as of the date stated on the first page of this Agreement.

ATTEST:	EMERGENT BIODEFENSE
OPERATIONS LANSING INC.

/s/Daniel J. Abdun-Nabi

By: /s/R. Don Elsey

Its Secretary	Its Treasurer

FIFTH THIRD BANK

By: /s/Mark Conn

Its Vice President

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SCHEDULE A

PERMITTED LIENS AND

EXISTING INDEBTEDNESS

Creditor	Description of Indebtedness	Unpaid Principal and Interest	Collateral
HSBC Credit Realty Corporation (USA)	Term Loan	$9,749,998	All assets other than those described on Schedule D
HSBC Credit Realty Corporation (USA)	Revolving Line of Credit of up to $5,000,000	$5,000,000	All assets other than those described on Schedule D
HSBC Credit Realty Corporation (USA)	Term Loan	$8,312,259	All assets other than those described on Schedule D
Mercantile Potomac	Term Loan	$6,837,639

Certificate of Deposit numbered 5018577 dated October 14, 2004 issued in the name of Borrower by Mercantile Potomac Bank, and real property and improvements owned by Borrower and located at 7114 Geoffrey Way, Building 1, Unit 1, Frederick, Maryland 21703

Mercantile Potomac Bank	Letter of credit facility of up to $1,250,000 – reimbursement obligation	$0	Same as above
Maryland Department of Business and Economic Development	Term Loan	$2,500,000	Real property and improvements owned by Borrower and located at 7114 Geoffrey Way, Building 1, Unit 1, Frederick, Maryland 21703

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SCHEDULE B

REVOLVING CREDIT NOTE

Lansing, Michigan
$15,000,000	June 8, 2007

FOR VALUE RECEIVED, the undersigned EMERGENT BIODEFENSE OPERATIONS LANSING INC., a Michigan corporation, of Lansing, Michigan (“Borrower”), promises to pay to the order of FIFTH THIRD BANK, a Michigan banking corporation, (“Lender”), at its office in Grand Rapids, Michigan, or at any other place that the holder of this Note designates in writing, the sum of Fifteen Million Dollars ($15,000,000) or any lesser amount that Lender shall have loaned to Borrower under Section 3 of a certain Loan Agreement dated June 8, 2007, between Borrower and Lender (“Loan Agreement”), together with interest (computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed) on the unpaid balance at an annual rate equal to the Index Rate minus 3/8% (37.5 basis points) until maturity and after maturity at an annual rate equal to the Index Rate plus 2% (200 basis points). Any change in the interest rate on this Note that is occasioned by a change in the Index Rate shall be effective on the day of the change in the Index Rate.

“Index Rate” means the interest rate that Lender announces from time to time as its “prime” interest rate. Borrower acknowledges that the rate that Lender announces as its “prime” interest rate at any given time is not the lowest rate of interest that is available to Lender’s commercial customers at that time.

The interest on this Note shall be payable monthly beginning July 1, 2007, and continuing on the first day of each succeeding month until the principal is paid in full. The principal of this Note shall be payable as provided in Section 3 of the Loan Agreement.

Borrower authorizes Lender to debit deposit account No. 7165124210, which Borrower maintains with Lender, for interest payments that are due to Lender under this Note. If Borrower does not make a payment of interest within ten days after it is due, then Borrower shall immediately pay to Lender a late charge in an amount equal to the greater of Fifty Dollars ($50) or five percent (5%) of the amount of the late payment. This is in addition to Lender’s other rights and remedies for default in payment of interest when due.

This Note evidences Borrower’s indebtedness to Lender by reason of loans made and to be made from time to time under Section 3 of the Loan Agreement (“Loans”). Lender’s records shall be prima facie evidence of all loans and prepayments and of the indebtedness outstanding under this Note at any time. The holder of this Note shall have all

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of the rights and powers set forth in the Loan Agreement as though they were fully set forth in this Note.

Reference is made to the Loan Agreement for a statement of the conditions under which the principal of this Note and accrued interest may become immediately due and payable without demand.

In this Note, “maturity” means the time when the entire remaining unpaid principal balance of this Note is or becomes immediately due and payable.

Except as otherwise provided in the Loan Agreement, the undersigned waives protest, presentment, demand and notice of nonpayment.

ATTEST:	EMERGENT BIODEFENSE OPERATIONS

LANSING INC.

/s/Daniel J. Abdun-Nabi	By:/s/ R. Don Elsey

Its Secretary	Its Treasurer

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SCHEDULE C

DEFINITION OF ELIGIBLE ACCOUNT

“Eligible Account” means an account receivable of Borrower:

(a)          that is not more than 90 days old from the earlier of the original invoice date or the date of shipment of the goods that gave rise to the account receivable;

(b)          that arises from Borrower’s sale and shipment of goods in the ordinary course of Borrower’s business;

(c)          that is the valid, binding and enforceable obligation of the account debtor and is not subject to any offset, counterclaim or defense;

(d)          that is evidenced by an invoice that is dated not later than the date of shipment of the goods and is payable in full no more than 90 days after the invoice date and that is not evidenced by an instrument or chattel paper;

(e)          that is owned by Borrower and is not subject to any security interest, lien, encumbrance, assignment or trust, except in favor of Lender;

(f)           in which Lender holds a valid, perfected and first-priority security interest;

(g)          that is payable in United States dollars and is owing by an agency of the government of the United States, under a contract between Borrower and the agency the payments under which have been assigned to Lender by Borrower by forms of assignment satisfactory to Lender;

(h)          that does not arise from a sale of goods on consignment or on a sale-or-return basis;

(i)           that is owing by an account debtor to whom Borrower does not have any maintenance obligation with respect to the goods the sale of which gave rise to the account receivable; and

(j)	that is not subject to retainage.

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SCHEDULE D

COLLATERAL

All of Debtor’s right, title and interest in, to and under (a) all Government Contracts and all amounts at any time owing to Debtor under a Government Contract, (b) the Enterprise Resource Planning System, together with all documents related to the installation and operation of it and (c) all proceeds of the foregoing and all books, records (including computer software) and documents that at any time evidence or relate to any of the foregoing or any proceeds of the foregoing. “Government Contracts” means (1) Contract No. W9113M-04-D-0002, dated January 3, 2004, between U.S. Army Space and Missile Defense Command (“DOD”) and Debtor, which provides for Debtor to sell to DOD, and for DOD to purchase from Debtor, anthrax vaccine, as it has been and in the future is amended, (2) Contract No. 200-2005-11811 (amended to be designated Contract No. HHSO100200600019C), dated May 5, 2005, between Department of Health and Human Services (“HHS”) and Debtor, which provides for Debtor to sell to HHS, and for HHS to purchase from Debtor, anthrax vaccine, as that Contract has been and is in the future amended and (3) each other contract that Debtor at any time enters into with DOD or HHS or any other state or federal government agency or department and that provides for Debtor to sell goods and/or services to a government agency or department. “Enterprise Resource Planning System” means a software system that integrates departments and functions across the organization and automates tasks involved in performing business processes. The System was licensed from SAP and is supported with, and includes, specific hardware primarily purchased from Dell.

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